UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Information Required in Proxy Statement

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )
Filed by the Registrant      ☑
Filed by a Party other than the Registrant      ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HAEMONETICS CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

HAEMONETICS CORPORATION
Notice of Annual Meeting of Stockholders
July 27, 2012
To the Stockholders:
The Annual Meeting of our Stockholders will be held on Friday, July 27, 2012 at 10:00 a.m. at our Corporate Offices located at 400 Wood Road, Braintree, Massachusetts for the following purposes:

1.	To amend the Haemonetics Corporation By-laws to allow a maximum of 12 members of the Board of Directors

2.	To elect three Directors and, subject to shareholder approval of the By-law amendment it Item 1, a fourth Director, as more fully described in the accompanying Proxy Statement.

3.	To consider and act upon an advisory vote regarding the compensation of our named executive officers.

4.	To ratify the selection of Ernst & Young LLP as independent registered public accountants for fiscal year 2013.

5.	To consider and act upon any other business which may properly come before the meeting.
The Board of Directors has fixed the close of business on June 8, 2012 as the record date for the meeting. All stockholders of record on that date are entitled to notice of and to vote at the meeting.
Whether or not you plan to attend the meeting, please complete and return the enclosed proxy in the envelope provided or vote by telephone or the Internet pursuant to instructions provided with the proxy.
By Order of the Board of Directors

Sandra Jesse
Secretary
Braintree, Massachusetts
June 15, 2012

HAEMONETICS CORPORATION
PROXY STATEMENT

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Haemonetics Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on Friday, July 27, 2012 at the time and place set forth in the Notice of Meeting, and at any adjournment thereof.
On approximately June 15, 2012, the Company began mailing to stockholders either this Proxy Statement or a Notice of Internet Availability of Proxy Materials containing instructions on how to access proxy materials via the Internet and how to vote online at http://www.cfpproxy.com/5091/. Stockholders who have received a Notice of Internet Availability can request a paper copy of the proxy materials by contacting our transfer agent, Registrar and Transfer Company, at 10 Commerce Drive, Cranford, New Jersey 07016. There is no charge to you for requesting a copy.
Voting
If a proxy is properly delivered, it will be voted in the manner directed by the stockholder. This year, stockholders have the ability to choose from four means of voting: (1) mailing of a proxy card, (2) via telephone, by calling 1-877-806-1510, (3) via Internet, by using http://www.cfpproxy.com/5091, or (4) in person at the Meeting. If no instructions are specified with respect to any particular matter to be acted upon, the proxy will be voted in favor of the election of directors as set forth in this Proxy Statement and FOR Items 1, 3 and 4 listed in the Notice of the Meeting. For both Internet and telephone voting you will have the ability to confirm that your vote has been properly recorded.
Any person delivering a proxy has the power to revoke it by voting in person at the Meeting or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised. Alternatively, any person wishing to revoke a vote submitted by telephone or Internet may (a) simply re-vote in the same manner, and the last received vote cast will be recorded in the final tally or (b) vote in person at the Meeting.
Directions to the Meeting may be obtained by contacting Investor Relations. If calling from within the United States, please call (800) 225-5242 extension 9402. International callers, please use (781) 356-9402.
To contact us in writing:
Haemonetics Corporation
Attn: Investor Relations
400 Wood Road
Braintree, MA 02184
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 27, 2012
The Company’s 2012 Annual Report, this Proxy Statement, and a form of proxy are available at http://www.cfpproxy.com/5091.
Quorum
A majority of the votes entitled to be cast on the matter must be present in person or be represented by proxy at the Meeting in order to constitute a quorum for the election of any director or for the consideration of any question.
Approval of the amendment to our By-laws, which is Item 1 in this Proxy Statement, requires the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting.
The election of the nominees for director, which is Item 2 in this Proxy Statement, will be decided by plurality vote. To approve all other Items listed in the Notice of Meeting, it is necessary that the votes cast favoring the action exceed the votes cast opposing the action.
Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner is present or represented at the Meeting but does not vote on a particular matter. Abstentions and broker non-votes will not be taken into account in determining the outcome of any Item, except for Item 1, for which they will have the same effect as voting against the proposal.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under New York Stock Exchange rules to vote your shares only on Item 4, the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors. However, New York Stock Exchange rules do not permit brokers to vote on the election of directors or any other matter which relates to executive compensation without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
However, under a policy adopted by the Board of Directors, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board of Directors. For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.Votes cast include votes to withhold authority and exclude abstentions with respect to that director’s election.
The Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the committee’s recommendation and publicly disclose its decision, and the rationale behind it, within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the committee’s recommendation or in the Board’s decision.
If a majority of the members of the committee fail to receive a “majority vote” in the same election, then the independent directors on the full Board of Directors shall appoint a committee from among themselves to consider the resignations and recommend to the Board whether to accept them.
If a director’s resignation is not accepted by the Board of Directors, the director shall continue to serve for the balance of the term for which he or she was elected and until his or her successor is duly elected, or his or her earlier resignation or removal.
If a director’s resignation is accepted by the Board of Directors, then the Board of Directors may fill any resulting vacancy pursuant to the By-laws of the Company or may decrease the size of the Board of Directors pursuant to the By-laws of the Company.
Solicitation of Proxies
The Company will bear the cost of this solicitation. Regular employees, none of whom will receive any extra compensation for their activities, or directors of the Company may also solicit proxies by telephone, e-mail or in person and arrange for brokerage houses and their custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company. The Company’s principal executive offices are located at 400 Wood Road, Braintree, Massachusetts, USA 02184-9114, telephone number (781) 848-7100.
Record Date and Voting
Only stockholders of record at the close of business on June 8, 2012 are entitled to attend and vote at the meeting. On that date, the Company had outstanding and entitled to vote XXXXXX shares of common stock with a par value of $.01 per share. Each outstanding share entitles the record holder to one vote on each of the director nominees and one vote on each other matter.

CORPORATE GOVERNANCE
Structure of the Board of Directors
The Board of Directors oversees, directs and counsels executive management in conducting the business in the long-term interests of the Company and the stockholders. The Board’s responsibilities include:

•	Reviewing and approving the Company’s financial and strategic objectives, operating plans and significant actions, including acquisitions;

•	Overseeing the conduct of the business and compliance with applicable laws and ethical standards;

•	Overseeing the processes which maintain the integrity of our financial statements and public disclosures;

•	Selecting, evaluating and determining the compensation of senior management, including the Chief Executive Officer; and

•	Developing succession plans for position of Chief Executive Officer and the Board, in addition to oversight of similar planning for senior management.
The Board of Directors currently has nine members, comprised of eight independent directors and Chief Executive Officer, Brian Concannon. The independent directors are organized into three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. This past year, leadership was provided by the Chairman of the Board, Richard J. Meelia, an independent Director.
The Board’s Role in Risk Management.  The Board is responsible for oversight of the Company’s Enterprise Risk Management (“ERM”) program. The Board focuses on the quality and scope of the Company’s risk management strategies, considers the most significant areas of risk inherent in the Company’s business strategies and operations, and ensures that appropriate risk mitigation programs are implemented by management. The Board reviews with management (a) the Company’s development and implementation of programs and policies with respect to risk identification, assessment and mitigation, (b) its system of monitoring and reviewing the effectiveness of these programs and policies and (c) the Company’s compliance with legal and regulatory requirements. The Board is also apprised of risk in connection with its general oversight of corporate matters and in its consideration of major business strategies and Board decisions.
In addition to the full Board’s oversight of the Company’s ERM program, Board committees consider discrete categories of risk relating to their respective areas of responsibility. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.
The Board also holds executive management responsible for day-to-day risk management. The Chief Executive Officer has overall responsibility for development and maintenance of management’s ERM program. Management responsibility for discrete areas of material risk is also assigned to relevant executives. The Legal, Compliance, Quality, Regulatory, and Finance functions support the ERM program through administration of programs and policies. This responsibility also includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Company's internal audit function, which reports directly to the Audit Committee of the Board, serves as the primary monitoring and testing function for compliance with company-wide policies and procedures.
The Company believes that the division of risk management responsibilities described above constitutes an effective program for addressing the risks inherent in the operation of the Company and the achievement of its business vision.

Meetings.  The Board of Directors typically meets four times per year in regular meetings to address the following areas in addition to routine or special business: spring meeting, which focuses on the Company's Annual Operating Plan; a summer meeting, which focuses on corporation governance, a fall meeting, focused on the Company's Strategic Plan; and a winter meeting, which focuses on succession planning. During the last fiscal year, there were a total of three (3) regular meetings of the full Board of Directors of the Company, with the fourth regular spring meeting falling in Fiscal Year 2013. All of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the full Board of Directors held while he or she was a director, and (ii) the total number of meetings held by Committees of the Board of Directors on which they served. All directors are strongly encouraged to attend the Annual Meeting of Stockholders.

Executive Sessions.  Executive sessions of the non-management directors are generally held at the beginning and end of each board meeting. During fiscal year 2012, the Chairman of the Board of Directors, Richard J. Meelia, presided over all such executive sessions with the exception of the July 2011 meeting, when Mr. Granadillo presided.

Committees of the Board
Compensation—The Board of Directors has a Compensation Committee composed entirely of independent directors. Currently, the members of the Compensation Committee are Pedro Granadillo, Chairman, Susan Bartlett Foote, Ronald Merriman, and Paul Black. The Compensation Committee has overall responsibility for evaluating and approving the compensation plans, policies and programs of the Company related to the chief executive officer and his direct reports and administers the Company’s 2005 Long-term Incentive Plan. During the last fiscal year, there were a total of four (4) meetings of the Compensation Committee, which included three (3) regular meetings and one (1) conference call.
The Committee specifically:

•	determines the Company’s compensation philosophy and policy for the chief executive officer and other senior management;

•	ensures that the Board annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation;

•	annually reviews and approves the relevant peer groups to be used for compensation comparison purposes and regularly reviews the competitive standing of all components of executive compensation;

•	reviews and approves compensation of the chief executive officer and his direct reports;

•
reviews and approves senior management employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, along with any executive benefits beyond those provided to other employees;

•
obtains and reviews market data for all components of director compensation, and provides such market data and its recommendations as input to the Nominating & Governance Committee’s decision on director compensation;

•
approves the grant of equity awards to officers, employees and directors under the Company’s incentive compensation plans and agreements—the Committee determines eligibility, the number and type of awards available for grant, and the terms and conditions of such grants;

•
reviews and approves statements to stockholders on compensation matters which are required by the Securities and Exchange Commission, including the review of the Compensation Discussion and Analysis included in this proxy statement; and

•
has the sole authority to retain and terminate any consultant to be used to assist in the evaluation of executive and director compensation and has the sole authority to approve the consultant’s fees and other retention terms—the Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Audit—The Board of Directors has an Audit Committee composed entirely of independent directors. Currently, the members of the Audit Committee are Ronald Merriman, Chairman, Lawrence Best, Ronald Gelbman, and Paul Black. The Board has determined that service by Ronald Merriman on the audit committees of three other public companies while he is serving on our Audit Committee does not impair Mr. Merriman’s ability to effectively serve on our Audit Committee. During the last fiscal year, there were a total of six (6) meetings of the Audit Committee, which included three (3) regular meetings and three (3) conference calls.
The Audit Committee:

•	provides general oversight of the Company’s financial reporting and disclosure practices, system of internal controls, and processes for monitoring compliance by the Company with Company policies;

•	is directly responsible for the appointment (subject to stockholder ratification), termination, and compensation of the independent registered public accounting firm;

•	reviews with the Company’s independent registered public accounting firm the scope of the audit for the year and the results of the audit when completed;

•	reviews with the Company’s independent registered public accounting firm and internal finance function various matters relating to internal accounting controls; and

•	reviews with the Company’s corporate control and analysis function, which has responsibility for internal audit, various matters relating to risk assessment and remediation.
Governance—The Board of Directors has a Nominating and Governance Committee composed entirely of independent directors. Currently, the members of the Nominating and Governance Committee are Ronald Gelbman, Chairman, Pedro Granadillo, Mark Kroll, and Susan Bartlett Foote. The Nominating and Governance Committee recommends nominees for election as directors to the full Board of Directors. During the last fiscal year, there were a total of four (4) meetings of the Nominating and Governance Committee, which included three (3) regular meetings and one (1) conference call.
The Nominating and Governance Committee:

•	considers recommendations for nominees for directorships submitted by stockholders, directors and members of management;

•	recommends to the Board a set of corporate governance principles applicable to the Company;

•	periodically reviews the Company’s corporate governance practices and recommends appropriate changes as applicable; and

•	in collaboration with the Compensation Committee, recommends changes to board compensation based on outside market data and independent consultant recommendations.

Board Composition and the Director Nomination Process
The Nominating and Governance Committee is responsible for reviewing and assessing the appropriate skills, experience, and background required for the Company’s Board of Directors. Because our business operates in regulated healthcare markets around the globe and encompasses research, manufacturing, and marketing functions which are subject to technological and market changes, the skills, experience, and background which are needed are diverse.
While the priority and emphasis of each factor change to take into account the needs of the Company, changes to the business and external trends, an assessment of Board members includes factors such as independence, experience in key business disciplines, industry background, age, gender and ethnic diversity. We do not expect directors to have the same skills and experience. The aim is to have diverse portfolio of talents and backgrounds which match those needed by the Company. The committee and the Board review and assess the importance of these factors as part of the Board’s annual self-assessment process to ensure they continue to advance the Company’s goal of creating and sustaining a Board of Directors which can support and effectively oversee the Company’s business.
The Nominating and Governance Committee reviews and evaluates all director nominations in the same manner. Stockholders who wish to submit candidates for consideration as nominees may submit an appropriate letter and resume to the Secretary of the Company at the Company’s executive offices in Braintree, Massachusetts.
Although the Board has not adopted any absolute prerequisites for nomination of directors, the Nominating and Governance Committee considers the following minimum criteria when identifying director nominees:

•
the nominee’s reputation, integrity, independence of thought and judgment, financial sophistication, leadership and independence, as defined by the New York Stock Exchange and Securities and Exchange Commission;

•
the nominee’s skills and business, personal and professional accomplishments, government or other professional experience and acumen, bearing in mind the composition of the Board, the current state of the Company and the markets in which the Company is active at the time;

•	the number of other public companies for which the nominee serves as a director;

•
the extent to which the nominee is prepared to participate fully in Board activities, including at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other commitments that would, in the judgment of the Committee, interfere with or limit his or her ability to do so;

•	the extent to which the nominee helps the Board reflect the diversity and interests of the Company’s stockholders, employees, customers and communities;

•	the willingness of the nominee to meet the Company’s stock ownership requirements for directors;

•	the nominee’s knowledge of one or more segments of the Company’s business; and

•	the nominee’s commitment to increasing stockholder value in the Company.
In the case of current directors being considered for re-nomination, the Nominating and Governance Committee will also take into consideration the director’s history of attendance at Board and committee meetings, tenure as a member of the Board, and preparation for and participation in such meetings.
The Company’s nomination process for new Board members is as follows:

•	The Nominating and Governance Committee or other Board member identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board.

•	The Nominating and Governance Committee initiates a search seeking input from Board members and senior management and hiring a search firm, if necessary.

•	The Nominating and Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•
An initial list of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board, is identified and presented to the Nominating and Governance Committee, or its delegate, which evaluates the candidates.

•
The Chairman of the Board, the Chairman of the Nominating and Governance Committee, the Chief Executive Officer, and at least one other member of the Nominating and Governance Committee interview top candidates.

•	The full Board is kept informed of progress.

•	The Nominating and Governance Committee may offer other Board members the opportunity to interview the candidates and then meets to consider and approve the final candidates.

•	The Nominating and Governance Committee seeks full Board endorsement of the final candidates.

•	The final candidates are nominated by the Board or appointed to fill a vacancy.

Communications with the Board of Directors
Interested parties and stockholders may communicate with the Board of Directors, or the non-management directors as a group, or any individual director by sending communications to the attention of the Secretary of the Company, Sandra Jesse, who will forward such communications to the Chairman. Communications may also be sent via the Company’s website: http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-inforeq.

Corporate Governance Principles and Board Matters
The Company’s Code of Business Conduct, Governance Principles and the Charters of the Audit, the Compensation, and the Nominating and Governance committees may be viewed on the Company’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-govHighlights and printed copies can be obtained by contacting the Secretary at the Company’s headquarters.

Board Independence
The Board has determined that each of the directors who has served since the beginning of fiscal year 2012, with the exception of Mr. Concannon, has no material relationship with the Company and is independent within the meaning of the Securities and Exchange Commission and the New York Stock Exchange director independence standards in effect.

ITEM 1—	AMENDMENT TO BYLAWS

Article VIII of our By-laws currently provides that our Board of Directors shall consist of not fewer than three nor more than nine directors, the exact number to be determined from time to time by resolution adopted by a vote of a majority of the entire Board.

The Board believes that it is desirable for our By-Laws to be amended to permit up to a total of twelve directors. This change will provide the Board with the flexibility to expand the size of the Board in order to obtain a broader array of skills and backgrounds on the Board. As noted previously under “Corporate Governance - Board Composition and the Director Nomination Process”, because our business operates in regulated healthcare markets around the globe and encompasses research, manufacturing, and marketing functions which are subject to technological and market changes, the skills, experience, and background needed on our Board have become increasingly diverse.

As discussed below under “Item 2 - Election of Directors”, the Board has identified Ellen Zane as an individual who would add valuable expertise to our Board and has therefore nominated her for election as a director. However, as she would be the tenth director, her election can occur only if the proposed amendment to our By-Laws is approved. The Board has no current plans to nominate or appoint directors to fill the two other additional positions that would be authorized by the amendment, although it believes that it is in the best interests of the Company to have the flexibility to do so in the future without having to seek an additional amendment to the By-Laws.

We are therefore asking our stockholders to approve the following resolution to amend our By-Laws:

RESOLVED, that the maximum size of the Board of Directors of this Corporation be increased from nine to twelve directors by deleting the number “nine (9)” in the first sentence of Article VIII of the Corporation's By-Laws and inserting the number “twelve (12)” in its place.

In order for this amendment to be approved under Massachusetts law and our By-Laws, it must receive the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting.

The Board of Directors recommends that the stockholders vote FOR approval of the proposed amendment to the Company's By-Laws.

ITEM 2—	ELECTION OF DIRECTORS
Pursuant to the Articles of Organization of the Company, the Board of Directors is divided into three classes, with each class being as nearly equal in number as possible. One class of directors is elected each year for a term of three years and until their successors shall be duly elected and qualified or until their death, resignation or removal. The terms of Ronald G. Gelbman, Paul M. Black and Richard J. Meelia are expiring at this annual meeting.

In addition, as noted above under “Item 1 - Amendment to By-Laws”, the Board of Directors has also nominated Ellen Zane for election to a three-year term as director, subject to approval by the stockholders of an amendment to our By-Laws that would increase the maximum number of directors of the Company from nine to twelve. If the amendment is approved, the number of directors for the ensuing year will be fixed at ten, and Ms. Zane will be eligible for election to the Board. If the amendment is not approved, Ms. Zane will not eligible for election.
The persons named in the accompanying proxy will vote, unless authority is withheld, for the election of the nominees named below. If any such nominees should become unavailable for election, which is not anticipated, the persons named in the accompanying proxy will vote for such substitutes as the Board of Directors may recommend. Should the Board of Directors not recommend a substitute for any nominee, the proxy will be voted for the election of the remaining nominees. The nominees are not related to each other or to any executive officer of the Company or its subsidiaries.
The Board of Directors believes election of Ronald G. Gelbman, Paul M. Black, Richard J. Meelia, and Ellen Zane as Directors of the Company for the ensuing 3 years is in the best interests of the Company and its stockholders and recommends a vote FOR such nominees.

Nominees for terms ending in 2015

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Ronald G. Gelbman	•
Age 64 First elected Director in 2000 Serving a term ending in 2012	• •
1998 to his retirement in 2000, Johnson & Johnson Worldwide Chairman of the Health Systems and Diagnostics Group and member of the Executive Committee.
1994 to 1998, Johnson & Johnson Worldwide Chairman, Pharmaceuticals and Diagnostics and member of the Executive Committee.

	•	1972 to 1994, various senior level positions throughout the Johnson and Johnson organization.
•
Currently Vice Chairman of the Board of Directors of UNATION, a private internet networking company, Sarasota Memorial Healthcare Foundation, and the SunTrust Southwest Florida Board of Advisors; Trustee at Rollins College, and Out-of-Door Academy College Preparatory School.

	•	Mr. Gelbman brings to the Board years of international executive leadership, operations management experience in global healthcare markets, strategic planning skills and marketing expertise.

Paul M. Black
Age 54 First elected Director in 2011 Serving a term ending in 2012	• •
Since January 2011, Operating Executive of Genstar Capital, LLC, a San Francisco based private equity firm.
2007 to present, Senior Advisor at New Mountain Capital, LLC, a New York based private equity and public equity capital management firm.

	•	1994 to 2007, Chief Operating Officer, Cerner Corporation, a public health care information technology company.
•
Currently, Board Chairman and member of the audit and compensation committees at Aris Teleradiology, a private company, a member of the Board at ; Saepio Technologies, Inc., a private marketing asset management technology company ; Netsmart Technologies, a private software and services provider for health and human services organization and Biotronic Neural Network. Board chair of Truman Medical Centers. Since May 2012, Board member of Allscripts Healthcare Solutions, Inc., a publicly traded healthcare solutions company.

	•	Formerly a Board member of Perceptive Software, Inmar, Inc., Connextions and Overland Solutions.
	•	Mr. Black brings to the Board deep expertise in deploying and leveraging information technologies in healthcare delivery applications.

Richard J. Meelia
Age 63 Served as Director 2005 - 2008 Appointed Director in 2011 Serving a term ending in 2012	• •
Since July 2007 to his retirement in July 2011, Chairman, President, and Chief Executive Officer of Covidien plc, a global healthcare products company.
1995 to July 2007, President of Tyco Healthcare, the healthcare business which was spun off from its parent company, Tyco International, to form Covidien plc in July 2007.

	•	1991 to 1995, Group President of Kendall Healthcare Products Company, a $450 million healthcare business, which was an early component of the Tyco Healthcare business.
	•	1987 to 1990, President of Infusaid, Inc., a division of Pfizer.
	•	1973 to 1987, in several different roles including Vice President of Sales and Marketing at American Hospital Supply Corporation/Kendall McGaw.
•
Currently, member of the Board of Directors of Triangle, Inc., a career empowerment network for people with disabilities, member of the Board of Governors of Tufts Medical Center, and member of the Board of Trustees of St. Anselm College and Massachusetts Hospital School.

	•	2008 - 2012 Chairman of the Board of Directors of Covidien, plc.
	•	Mr. Meelia provides the Board many years of leadership experience in the global healthcare industry, including expertise in strategic planning, market development, and international operations.

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Ellen Zane
Age 60	•	Tufts Medical Center & Floating Hospital for Children
First Nomination As Director		2011 to Present - Vice Chairman, Board of Trustees
2004 to 2011 - President and CEO
	•	2004 to Present - Assistant Professor - Tuft University School of Medicine
	•	1994-2004 - Network President, Partners Healthcare System
	•	2006 to Present - Member of the Board of Directors at Parexel International Corporation, a publicly traded clinical research organization
	•	2012 Member of the Board of Directors of Brooks Automation, a world-wide publicly traded technologies solutions company
	•	Ms. Zane provides the Board with extensive functional and leadership experience in the delivery of healthcare and hospital administration in the United States.

Continuing Board Members

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships

Susan Bartlett Foote Age 65 First elected Director in 2004 Serving a term ending in 2013	• •
2009 to Present, Professor Emeritus, Division of Health Policy and Management for the School of Public Health, University of Minnesota
1999 to 2009, Professor, Division of Health Policy and Management, School of Public Health, University of Minnesota. 1999 to 2006, Associate Professor and from 1999 to 2005 Division Head.

	•	1996 to 1999, President, Public Policy Partners, a health policy consulting firm.
	•	1995 a Partner in the law firm of Dorsey & Whitney.
	•	1991 to 1994, a Senior Health Policy Analyst for the United States Senate.
	•	1982 to 1993, Associate Professor of Business & Public Policy at the University of California at Berkeley.
	•	Currently, member of the California State Bar Association; board of Directors of Banner Health.
•
Professor Foote brings to the Board policy expertise in both health care and corporate responsibility, as well as experience with our hospital customers from her background in public service, academia and hospital board of director service.

Pedro P. Granadillo Age 65 First elected Director in 2004 Serving a term ending in 2013	• •
Currently Chairman of the Board at AuraBiosciences, a private biotechnology company. 2008 to 2010, Chairman of the Board, Tigris Pharmaceuticals, Inc., a biotechnology company.
1998 to his retirement in 2004, Senior Vice President of Eli Lilly & Company with responsibility for manufacturing, quality and human resources and member of the Executive Committee.

	•	1993 to 1998, Vice President, Human Resources at Eli Lilly & Company.
	•	1970 to 1998 various senior positions at Eli Lilly & Company in manufacturing including thirteen years in Europe.
	•	Currently, member of the Board of Directors of Nile Therapeutics, a pharmaceutical company, Dendreon Corporation, a biotechnology company, and NPS Pharmaceuticals, a biotechnology company.
•
Mr. Granadillo’s experience as a global human resources, manufacturing and quality executive and private company board chairman provides the Company with operational expertise, international experience and skills in evaluating organizational capability and succession plans.

Mark W. Kroll, Ph.D. Age 59 First elected Director in 2006 Serving a term ending in 2013	• •
1995 to his retirement in 2005, with St. Jude Medical, Inc.; senior level positions including 2001 to 2005 as Chief Technology Officer of the Cardiac Rhythm Management Division and 1999 to 2001 as Senior Vice President for Technology and Design.
Adjunct Full Professor of Biomedical Engineering at the California Polytechnic State University (emeritus), and Adjunct Full Professor of Biomedical Engineering at the University of Minnesota. Awarded 2010 Career Achievement Award in Biomedical Engineering which is the highest international award in biomedical engineering.

	•	Currently, serves on the Board of Directors for TASER International, Inc., a safety technologies company.
	•	Dr. Kroll provides the Board with deep knowledge in the areas of medical innovation and technology, in addition to his public company board experience.

Name, Age, and Board Data		Position, Principal Occupation, Business Experience and Directorships
Lawrence C. Best Age 62 First elected Director in 2003 Serving a term ending in 2014	•	Current Chairman of OXO Capital LLC. Between 1992 and 2007, Mr. Best served as Executive Vice President and CFO for Boston Scientific, a worldwide medical device manufacturer.
	•	Previously partner at Ernst & Young, accounting firm specializing in serving multinational companies in the high technology and life sciences fields.
	•	1979 to 1981, two year fellowship at the Securities and Exchange Commission and one-year term as White House-appointed Presidential Exchange Executive.
	•	Currently serves as a member of the Board of Directors of Myriad Genetics, Inc., a public molecular diagnostic company, and on the President’s Council of Massachusetts General Hospital in Boston.
	•	Previously served as a member of the Board of Directors of Biogen Idec, Inc
	•	Mr. Best’s experience as a public company chief financial officer provides expertise in corporate leadership, financial management, business development transactions and strategic planning.

Brian Concannon Age 54 First elected Director in 2009 Serving a term ending in 2014	•
2009 to present, President and Chief Executive Officer of the
Company.
2007 to 2009, Chief Operating Officer of the Company.
2006 to 2007, President of Global Markets for the Company.
2003 to 2006, President, Patient Division for the Company.

	•	1998 to 2003, increasingly responsible positions at Cardinal Health Medical Products and Services, including President, Northeast Region.
	•	1985 to 1998, increasingly responsible positions in sales, marketing, and operations at American Hospital Supply Corporation, Baxter Healthcare Corp. and Allegiance Healthcare.
•
Mr. Concannon’s role as President and Chief Executive Officer provides the Board with a deep understanding of the Company’s business and products, while his sales, marketing, and operations experience provides insight into the
Company’s products, strategic planning process and operational effectiveness.

Ronald L. Merriman Age 67 First elected Director in 2005 Serving a term ending in 2014	•
Retired Vice Chair of KPMG where his role was leader of the health care and life sciences business as well as he held various positions including membership on the Executive Management Committee, managing partner of the firm’s Global Health Care Business, Board Member, and Senior
Partner.

• • •
2003 to 2010, managing partner of Merriman Partners, a business consulting firm.
2000 to 2003, Managing Director of O’Melveny & Myers LLP.
1999 to 2000, Executive Vice President of Carlson Wagonlit Travel.
1997 to 1999, Executive Vice President of Ambassador International, Inc.

•
Currently a member of the Board of Directors and chair of the Audit
Committee and member of the Nominating and Governance Committee of
Aircastle Limited, a publicly traded aircraft leasing company; Member of the Board of Directors and chair of the Audit Committee and member of the International Committee of Pentair, Inc., a publicly traded global diversified industrial company member of the Board, Governance and Nominating Committee, Strategic Planning Committee and Audit Committee of Realty Income Corporation, a publicly traded real estate investment trust.

	•	Previously served as a director of Cardio Dynamics International from July 2003 to July 2005 and as a director of Corautus Genetics, Inc. from April 2004 to May 2005.
•
Mr. Merriman’s experience on public company audit committees and as an executive at a major audit firm provides the board with expertise in financial management, enterprise risk management and operational controls and effectiveness.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT
The following table sets forth, as of May 18, 2012, certain information with respect to beneficial ownership of the Company’s common stock by: (i) each person known by the Company to own beneficially more than five percent of the Company’s common stock; (ii) each of the Company’s directors and nominees and each of the executive officers named in the Summary Compensation Table in this Proxy Statement; and (iii) all directors and executive officers as a group.

Ownership Table

		Amount & Nature Beneficial	Percent
Name of Beneficial Owner	Title of Class	Ownership	of Class
Brian P. Concannon(1)	Common Stock	266,807	1.1%
Christopher Lindop(2)	Common Stock	130,993	0.5%
Michael Kelly(3)	Common Stock	8,363	—%
Mikael Gordon	Common Stock	—	—%
Jonathan White(4)	Common Stock	28,177	0.1%
Lawrence C. Best(5)	Common Stock	26,626	0.1%
Paul Black (6)	Common Stock	7,693	—%
Susan Bartlett Foote(7)	Common Stock	29,626	0.1%
Ronald G. Gelbman(8)	Common Stock	55,811	0.2%
Pedro P. Granadillo(9)	Common Stock	57,176	0.2%
Mark W. Kroll(10)	Common Stock	48,626	0.2%
Richard Meelia(11)	Common Stock	10,759	—%
Ronald L. Merriman(12)	Common Stock	23,034	0.1%
Neuberger Berman, LLC(13)	Common Stock	3,255,389	12.7%
BlackRock, Inc.(14)	Common Stock	1,887,177	7.4%
All executive officers and directors as a group (13 persons)(15)…	Common Stock	737,884	2.9%

_________________________________________________________________________

(1)	Includes 244,538 shares which Mr. Concannon has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(2)	Includes 117,213 shares which Mr. Lindop has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(3)	7,817 shares which Mr. Kelly has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(4)	23,197 shares which Dr. White has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(5)	Includes 23,425 shares which Mr. Best has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(6)	6,002 shares which Mr. Black has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(7)	Includes 26,425 shares which Ms. Foote has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(8)	Includes 44,425 shares which Mr. Gelbman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(9)	Includes 52,425 shares which Mr. Granadillo has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(10)	Includes 26,425 shares which Dr. Kroll has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(11)	Includes 8,484 shares which Mr. Meelia has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(12)	Includes 15,833 shares which Mr. Merriman has the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

(13)
This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2012 reporting aggregate ownership of and sole voting power over 0 shares. It has shared voting power over 2,916,372 shares and shared dispositive power over 3,255,389 shares. The reporting entity’s address is 605 Third Avenue, New York, NY 10158.

(14)
This information has been derived from a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012 reporting aggregate ownership of and sole dispositive power over 1,887,177 shares and sole voting power over 1,887,177 shares. The reporting entity’s address is 40 East 52nd Street, New York, NY 10022.

(15)	Includes 599,209 which executive officers and directors have the right to acquire upon the exercise of options currently exercisable or exercisable within 60 days of May 18, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Company’s directors, officers and persons who own more than 10% of the Company’s common stock to file with the Securities and Exchange Commission and the New York Stock Exchange reports concerning their ownership of the Company’s common stock and changes in such ownership. Copies of such reports are required to be furnished to the Company. To the Company’s knowledge, based solely on a review of copies of such reports furnished to the Company during or with respect to the Company’s most recent fiscal year, all Section 16(a) filings required by persons who were, during the most recent fiscal year, officers or directors of the Company or greater than 10% beneficial owners of its common stock were made on a timely basis.

Transactions with Related Persons
The Board has adopted a policy and procedures for the disclosure, review, approval or ratification of any transaction in which the Company or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or stockholders owning 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance. The Board of Directors reviews the transaction in light of the best interests of the Company and determines whether or not to approve the transaction. The policy requires that officers, directors and employees of the Company report proposed related party transactions to the Company’s Chief Legal Officer, who will bring the proposed transaction to the attention of the Board of Directors. The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission since the beginning of fiscal year 2012 where the foregoing policies and procedures did not require review, approval or ratification of such transaction or where such policies and procedures were not followed.

COMPENSATION RISK STATEMENT
Risk mitigation is a key consideration of the Compensation Committee in the development and design of compensation programs and policies. In the fourth quarter of fiscal year 2012, with the assistance of management, the Compensation Committee reviewed the potential for the Company’s compensation programs and policies to have a material adverse effect on the Company. An assessment process was completed to assess the potential risks and mitigating factors in the Company’s compensation plans, including the following considerations:

•	Market Perspective: The competitiveness of compensation levels, mix and provisions with market norms, as well as the quality of Peer Group selection

•	Performance Metrics: The type and combination of various financial and non-financial performance metrics used in incentive plans

•	Pay Mix: The mix of pay elements, including short-term vs. long-term, fixed vs. variable, and cash vs. equity

•	Leverage: The payout curve of incentive plans, including slope and caps

•	Checks and Balances: Factors that balance compensation risk through oversight, design, and policies
In the process of our compensation risk assessment, multiple factors were identified that mitigate potential unnecessary risk-taking, including:

•	Target compensation levels are set at approximately the median of the competitive market

•
The fiscal year 2012 Peer Group is representative of the Company in key size parameters, evidenced by the Company’s positioning at the 55th percentile for revenues, 34th percentile for market capitalization, and 54th percentile for number of employees

•	Balanced metrics in our incentive plans promote both top line and bottom line growth

•
Annual non-sales bonus payouts are (i) based upon a plan design and performance targets for revenue and operating income which are pre-approved by the Compensation Committee of the Board of Directors at the beginning of every year, (ii) capped, and (iii) do not guarantee a minimum bonus payout

•
A recapture policy in our annual bonus plans would recoup any payouts made as a result of material non-compliance with any financial reporting requirement that requires a restatement or if an employee’s actions violate the Haemonetics Code of Business Conduct

•	A significant portion of compensation for our executives and other senior management is in the form of long-term incentives

•	Equity awards are granted to executives and senior management annually and vest over four years with overlapping vesting periods, which foster a continuous long-term perspective

•	Share ownership guidelines require meaningful levels of equity ownership for senior management throughout the course of their tenure

•	Change-in-control agreements are competitive with market norms for severance amounts and are only payable in the case of both a change-in-control and the employee’s termination other than for cause
The Compensation Committee will continue to be proactive in monitoring compensation risk, and to assess the potential risks of compensation programs and policies during the design and approval process. In addition, the Committee will conduct an annual compensation risk assessment to monitor ongoing compensation plans.

COMPENSATION DISCUSSION and ANALYSIS
Executive Summary
At Haemonetics, our mission is to be the global leader in Blood Management Solutions, leveraging our innovative products and services to improve medical outcomes for patients worldwide, while maximizing return for our investors. We research, develop, manufacture, and sell a variety of medical devices, software, services and solutions to numerous customers on a global basis. To realize our mission, we must recruit, retain and motivate exceptional leaders with the ability to deliver superior results. Our executive compensation program is instrumental in achieving these objectives.
At our 2011 Annual Meeting, our stockholders had the opportunity to vote to express their approval of our executive compensation policies, practices, and programs as disclosed in the proxy via an advisory vote, also called "say-on-pay". The results of this vote were overwhelmingly supportive of our executive compensation programs, with approximately 98% of votes cast voting in favor of the proposal. Given the magnitude of stockholder support, the Committee felt that no action was needed to address shareholder concerns. Our fiscal 2012 executive compensation policies and programs and plan design remain substantially similar to fiscal 2011.
2012 Pay and Performance Alignment
Fiscal 2012 was a challenging year for us in many respects, but one that had several successes. On the year, we realized 8% revenue growth with year over year increases in every product category except for our hospital business, exceeding our annual guidance of 6-7%. Our plasma business in particular yielded double digit growth for the fiscal year, and our blood management solutions continued to gain traction in prestigious hospitals and blood centers. However, we were challenged by two significant quality issues with our OrthoPAT and HS Core Bowl products. While these quality issues had a significant impact on our profitability in the fiscal year, we invested in remediation efforts and ultimately built a stronger quality and regulatory organization that will yield improved quality and compliance in the future.
As discussed in greater detail in the section titled "Pay for Performance", we set target pay opportunity at the market median and then allow performance to dictate actual compensation realized. This relationship is particularly evident when considering the variable elements of our pay program. Based on revenue performance at 102% of target and operating income at 79% of target, the annual bonus payout for our named executives fell significantly below target with payouts of 36% for Mr. Concannon and 40% for our other named executive officers, on average.

1.	Financials above are calculated on a non-GAAP basis. A reconciliation of GAAP to non-GAAP financials can be found in our 8-K filed April 30, 2012.
In addition, our shareholders realized total returns for the fiscal year of 4.7%, competitive with the S&P 500 and S&P Healthcare Equipment Select Indices, which returned 5.7% and 6.7% over the same period, respectively. Similarly, Mr. Concannon's target equity grant value did not increase in fiscal 2012, while our other named executives saw increases of 7.6%, on average.

1.	Does not include Dr. White's special LTI award of $500,000 in fiscal 2012

2.	Does not include Mr. Kelly since he only received a new-hire grant in fiscal 2011. Growth figures would not be comparable.
Compensation Best Practices
Our executive team is accountable for, and takes ownership of, the short-term and long-term performance of the Company within a culture that requires ethical behavior and transparency. The following is a summary of key executive compensation plans and policies aligned with best practice that are discussed in greater detail in this Compensation Discussion and Analysis:

•
Compensation Philosophy—The Compensation Committee developed a compensation philosophy which guides the design of all compensation programs, emphasizing employee recruitment and retention, a performance-based culture, and cost effectiveness.

•
Compensation Elements—The primary components of our compensation program are base salary, short-term incentives in the form of our annual cash bonus program, and long-term incentives in the form of stock options and restricted stock units. We target the market median when setting all components of executive compensation.

•	Pay for Performance—Our pay programs are designed to support our pay for performance philosophy, emphasizing and rewarding execution of our business strategy and achievement of corporate objectives.

•
Change in Control Agreements—We employ change in control agreements for a very limited number of key executives to retain our leadership in the event of a change in control and also to provide them with financial security in case of a loss of employment. Our agreements only provide benefits to participants upon both a change in control of the company and termination of employment other than for cause.

•
Employment Agreements— In general, we do not offer our US-based senior executives employment agreements. Of our named executive officers, only Mr. Gordon is party to an employment agreement with the Company, although this agreement provides only terms and conditions consistent with typical employment practices in Switzerland.

•
Share Ownership Guidelines—To align our executives with the long-term interests of our stockholders and promote company ownership, our executives are required to hold a meaningful value of Haemonetics stock for the duration of their employment.

•
Executive Benefits and Perquisites—Executives are provided a competitive benefits program that consists of health and life insurance, disability coverage, and retirement benefits on the same basis as non-executive employees. In fiscal year 2012, our executives were not provided with any exclusive benefit programs or special perquisites not offered to non-executives.

•
Recapture Policy—Our annual bonus plan contains a provision that allows us to recoup any payouts made as a result of material non-compliance with any financial reporting requirement that requires a restatement or if an employee’s actions violate the Haemonetics Code of Business Conduct.

•
Compensation Risk— The Compensation Committee considers risk when designing our compensation plans. The Committee also conducts a comprehensive annual review of compensation risk in the fourth quarter to assess the presence of any risks that may have a material adverse effect on the Company.

•	Independent Compensation Committee— Our Compensation Committee is comprised of only independent members of Board of Directors.

•	Independent Consultant— The consultant to the Compensation Committee provides no other services to the Company or Management.

Compensation Philosophy
The Compensation Committee maintains a documented compensation philosophy statement as a guideline for developing, reviewing and administering executive compensation programs. The statement is reviewed annually for continued appropriateness and updated accordingly. Our compensation philosophy is to provide compensation opportunities that drive three major objectives:

•
Attract and retain key executives—Our goals of increasing stockholder value and achieving our long-term strategic goals are dependent on our ability to retain our current management team and to hire new executives with diverse and complementary experience. To achieve this goal we strive to provide competitive compensation programs that require continued service and performance as a condition of realizing the total pay opportunity, when appropriate.

•
Pay for performance—We strive to achieve an appropriate mix between fixed and variable performance-based compensation to motivate management to achieve predetermined financial, operational and strategic objectives over both the short and long-term and to align the interests of management with the interests of stockholders. Programs are designed to pay above the market median for performance above target and below the market median for performance below target.

•
Display a clear correlation between the cost of compensation and the value to the employee and to the Company—The cost of compensation is evaluated annually against an “afford to spend” model and balanced against the value each element of compensation provides. Our goal is to provide competitive total compensation opportunities through programs with efficient, effective, and competitive cost while enhancing stockholder value.

Pay Mix
When determining compensation levels, we target all elements of compensation at the market median. Through at-risk pay components, our pay program is designed to reward exceptional corporate and individual performance with actual pay above the market median. At the same time, performance below expectations will result in actual pay levels below the median of the market. The following chart illustrates the composition of target total direct compensation for the CEO and for other named executive officers between base salary, short term and long term compensation. All elements of compensation are considered to be at-risk with the exception of base salary.

1.	Total compensation is defined as FY2012 base salary, target bonus, and the grant date fair value of equity awards.
The amounts attributed to base salary, annual bonus and long-term incentives are determined based on market norms combined with our desire to align pay with the best interests of stockholders. While there is no rigid formula to determine pay mix, our current policy is to balance the short and long-term focus of our compensation elements in order to reward short-term performance while emphasizing long-term value creation. These objectives are achieved by placing considerable weight on long-term, equity based compensation while also offering enough cash and short-term compensation to attract and retain executive talent. The Committee analyzes this pay mix annually to determine if any changes are necessary.
Pay for Performance
One of the primary objectives of our compensation philosophy is to design and support pay opportunities that align with the performance of our Company and ultimately result in strong long-term value creation for our investors. Our executive compensation plans in particular are designed with specific emphasis on accountability for our financial results in the short-

term and stockholder return over the longer-term. We create this alignment through several interacting mechanisms:

Pay Mechanic	Haemonetics Methodology
Pay Positioning	• All components of executive compensation are targeted at the market 50th percentile
Performance Target Setting	• We set ambitious but achievable goals for ourselves and for the Company aligned with our commitments to shareholders
Compensation Vehicles	Base Salary	• Sets baseline pay level
	Annual Bonus	• Annual incentive that rewards performance relative to annual financial goals
	Stock Options	• Long-term incentive with seven year term that has no intrinsic value unless value is created for shareholders
	RSUs	• Long-term incentive with four year vesting schedule combined with share ownership guidelines creates additional at-risk pay component
Compensation Mix	• Our compensation mix is weighted towards 1) variable pay elements, and 2) long-term incentive pay elements

The combined effect of these mechanisms is that our named executive officers are compensated at the market median when we meet our performance targets, deliver on the expectations we communicate to our investors, and drive stock price appreciation. Should our performance exceed expectations, then our executives will be compensated above target, and vice versa. The significant weighting of long-term incentives ensures that our executives’ primary focus is sustained long-term performance, while our short-term incentive motivates annual achievement.

1.	Reflects elements of total direct compensation including base salary, target bonus, and the grant date fair value of equity awards.

2.	Fixed compensation is defined only as base salary.

3.	Variable compensation is defined as short-term and long-term incentives.

Determining Compensation
The Committee evaluates several different factors when establishing and maintaining the Company’s executive compensation programs and making executive compensation decisions:
1)  Market competitiveness
2)  Individual performance and potential

3)  Performance relative to financial, strategic, corporate, and individual goals
4)  Internal equity
5)  Compensation cost
6)     Legal and regulatory requirements
Base salaries, merit increases (for the preceding fiscal year), and target bonus opportunities are evaluated and approved by the Committee at the July Committee meeting. Annual long-term incentive awards are determined and granted by the Committee at the October Committee meeting. The Committee reviews all other executive benefits on an ongoing basis as determined by business needs, internal feedback, and external market trends.
Role of the Compensation Committee
The Compensation Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s senior management. The Committee has overall responsibility for evaluating and approving the Company’s compensation philosophy, plans, policies and programs related to the Chief Executive Officer and direct reports to this position, which include all named executive officers. The Committee’s responsibilities include setting base salaries, target bonus opportunities, long-term incentive award values, executive benefits, and executive perquisites (of which we currently do not have any), and any other form of compensation.

Role of the Compensation Consultant
In fiscal year 2012, the Compensation Committee engaged Pearl Meyer & Partners LLC for executive compensation consulting services. Pearl Meyer provides the Committee with competitive market data and benchmarking for executive positions, regulatory and market trend updates, and special reports and analyses. Pearl Meyer regularly attends Committee meetings to provide input on executive compensation matters, including competitive analyses, short-term and long-term incentive strategy, and trends and best practices. Pearl Meyer is engaged by the Committee to work exclusively on Committee authorized projects. Pearl Meyer provides no other services to the Company.
Role of Management
Management supplies the Committee with information necessary to fulfill its responsibilities, including financial targets and results, achievement of corporate objectives, executive performance and succession ratings, and leadership competencies. Management implements and communicates decisions related to executive compensation and keeps the Committee abreast of issues and concerns relative to the Company’s ability to attract, motivate and retain the executive talent required to grow the business. It also shares analyses on compensation costs, performance metrics and other information which the Committee may request in order to carry out its role.
With respect to determining specific compensation levels, the CEO formulates and presents compensation recommendations for other members of the executive team to the Committee for review and approval. Neither the CEO nor management makes compensation recommendations for the CEO.
Benchmarking
Pearl Meyer provides the Committee with an annual executive compensation competitive assessment at the July Committee meeting. The market data provided by Pearl Meyer gives the Committee important information on the competitiveness of our executive compensation in relation to similar companies and are used by the Committee to assist in determining an appropriate range for executive pay. The market data supplied by Pearl Meyer reflect an average of two data sources, where available:

•	The Peer Group—A group of fifteen similarly sized companies from the medical device, biotechnology, and healthcare software industries

•	Compensation Surveys—Survey data from several sources consisting of a broader group of companies appropriate in terms of size, industry, and executive role
Pearl Meyer annually reviews our Peer Group for continued appropriateness and presents recommendations to the Committee in advance of the annual executive compensation competitive assessment. When reviewing the Peer Group and suggesting potential replacement firms, Pearl Meyer employs the following criteria:
1.  Product/service similarity
2.  Revenues of approximately 1/2X–2X those of the Company

3.  Market capitalization of approximately 1/3X–3X that of the Company
As a result of Pearl Meyer’s assessment for fiscal year 2012, the Committee approved the removal of Eclipsys (merger) and Illumina (market capitalization significantly greater than 3X those of Haemonetics). To replace the firms that were removed from the Peer Group and to ensure continued statistical reliability, the Committee also approved the addition of MedAssets to the Peer Group.

The Peer Group approved by the Compensation Committee for fiscal year 2012 is listed below:

Allscripts Healthcare Solutions, Inc.	Hologic, Inc.	Myriad Genetics, Inc.
Bruker Corp.	IDEXX Labs, Inc.	ResMed, Inc.
CONMED Corp.	Immucor, Inc.	TECHNE Corp.
Dionex Corp.	Integra Lifesciences Holdings	Thoratec Corp.
Gen-Probe, Inc.	MedAssets, Inc.	Zoll Medical Corp.

This Peer Group differs from the peer group used in the corporate performance graph contained in our annual report on Form 10-K. The Committee believes that the S&P 500 Index and the S&P Health Care Equipment Index contain many companies which are significantly different in size and scope from the Company. The inclusion of these companies could have the effect of distorting the Committee’s understanding of the market for executive talent. As a result, the Committee has used a more targeted sampling of companies that are closer in size and scope to the Company.
Evaluating Executive Performance
Consistent with the annual review period of the broader organization, executive performance is reviewed by the Compensation Committee in July. The Chief Executive Officer provides a performance rating to the Committee for each executive, other than himself, and a merit increase recommendation, where appropriate. For the Chief Executive Officer, the Board’s Chairman gathers input from all Board members and completes an assessment of the CEO’s performance and makes recommendations for the Committee’s consideration relative to CEO compensation. In either case, the performance analysis includes an assessment of the following factors:

•	Achievement of individual and Company objectives

•	Contribution to the Company’s short and long-term performance

•	Assessment of performance against ten corporate leadership competencies:

Change Management	Business Maturity
Strategic Agility	Decisiveness
People / Self Development	Interpersonal Savvy
Managerial Courage	Global Mindset
Business Acumen	Results Orientation / Proactive

Components of Haemonetics’ Executive Compensation Program
Our executive compensation program is divided amongst four major types of compensation elements including base salary, short-term incentives, long-term incentives, and benefits. A brief description of each element and their purpose at Haemonetics is described below:

Compensation Element	Description	Purpose
Base Salary	• Fixed cash compensation based on role, job scope, experience, qualification, and performance	• To compensate for individual technical and leadership competencies required for a specific position and to provide economic security
Short-Term Incentive	• Annual cash incentive opportunity payable based on achievement of corporate, business unit, and individual objectives	• To incentivize management to meet and exceed annual performance metrics and deliver on commitments to stockholders
Long-Term Incentive	• Annual equity award comprised of two components: • 70% Stock Options • 30% Restricted Stock Units	• To incentivize management to increase stockholder value, reward long-term corporate performance, and promote employee commitment and retention through stock ownership
Benefits	• Competitive health, life insurance, disability, and retirement benefits consistent with those offered to non-executive employees	• To promote health and wellness in the workforce and to provide competitive retirement planning and saving opportunities
Base Salary
Program Mechanics
Base salary is provided to compensate for individual technical and leadership competencies required for a specific position and to provide economic security. The target base salary level will vary based on the field in which each executive operates, the scope of each position, and the experience and qualifications needed for the role. The market level is analyzed annually in accordance with our compensation philosophy. Actual base salary levels are a function of the target market for a specific position, individual performance of each executive, experience and qualifications of the individual, and an assessment of internal equity amongst peers. Base salaries can increase through the merit process as discussed under the section titled "Evaluating Executive Performance."
2012 Compensation
Based on the Company's fiscal year 2011 performance, Mr. Concannon declined to be considered for a merit increase in fiscal year 2012. For the remainder of the named executive officers, the Committee approved salary increases in a range of 3% - 5%. Salary levels for fiscal years 2011 and 2012 are noted below:

		FY 2011	FY 2012
Executive	Title	Base Salary	Base Salary	Increase %
Brian Concannon	President & CEO	$550,000	$550,000	—%
Christopher Lindop	CFO &VP, Business Development	$426,147	$438,931	3%
Michael Kelly	President, North America	$375,000	$393,750	5%
Jonathan White	VP, R&D	$390,000	$409,500	5%
Mikael Gordon(1)	President, Global Markets	CHF 425,000	CHF 433,500	3%
(1) Compensation paid Swiss Francs.
Annual Incentive Program
2012 Program Changes
No changes were made to the annual incentive program for fiscal year 2012.
Program Mechanics
The annual incentive program is a cash-based short-term incentive designed to motivate and reward employees for executing and delivering on the key performance metrics for any given fiscal year. One of the primary objectives of the program is to make our executives accountable for meeting or exceeding their annual commitments to stockholders. All of our named executive officers participate in the annual incentive program.

Performance metrics for each participant are divided among corporate, business unit, and individual areas of focus with varying weight depending on job level and job scope. In general, the more senior the employee, the greater the employee’s alignment with Corporate objectives. Executives who directly support a sales organization are aligned with a business unit component, while those who do not directly support a sales organization are aligned with individual objectives. As a result of this goal weighting, the size of payments made to senior executives is largely determined by overall Company financial performance. The chart below outlines the alignment of objectives for our named executive officers:

		Annual Incentive Weighting
	Business Unit	Corporate	Business Unit	Individual
Executive	Responsibility	Component	Component	Component
Brian Concannon	No	80%	—%	20%
Christopher Lindop	No	80%	—%	20%
Jonathan White	No	80%	—%	20%
Michael Kelly	North America	80%	20%	—%
Mikael Gordon	Global Markets	80%	20%	—%
The number and type of performance metrics and specific performance targets for each metric are determined annually at the beginning of the fiscal year. To reinforce profitability, the ratio of revenue to operating income is weighted more heavily toward operating income. For fiscal year 2012, the weighting of performance metrics within each incentive component were as follows:

Corporate Component	Business Unit Component	Individual Component
• 40% Corporate Revenue	• 40% Business Unit Revenue	• 100% Individual Goals
• 60% Corporate Operating Income	• 60% Business Unit Operating Income
Payments related to the Corporate and Business Unit components of the program are calculated using a payout scale aligning increased payout levels with increased achievement levels. The Individual component of the plan is funded by corporate operating income achievement at the same scale as the corporate component, and then multiplied by individual goal completion percentage. In general, payments are made only when threshold levels of corporate revenue or operating income are met. In the event that corporate performance falls short of threshold expectations, the Committee has the discretion, in light of overall Company performance, to provide for payments to the executives. The total pool available for payments is determined by the Company’s financial performance.
The table below details the target and actual performance levels as well as actual payout percentages for the annual incentive plan.

	Threshold	Target	Maximum	Actual	Payout
FY 2012 Revenue Targets	Performance	Performance	Performance	Performance	Percentage
Payout Percentage	25%	100%	200%	—	—
Corporate	$684.5	$713.0	$784.3	$727.8	113%
North America	$278.6	$290.2	$319.2	$294.5	106%
Global Markets	$313.0	$326.0	$358.6	$313.1	25%

	Threshold	Target	Maximum	Actual	Payout
FY 2012 Operating Income Targets	Performance	Performance	Performance	Performance	Percentage
Payout Percentage	25%	100%	200%	—	—
Corporate(1)	$130.5	$141.9	$156.1	$111.8	—
North America	$103.1	$112.1	$123.3	$107.2	70%
Global Markets	$92.7	$100.7	$110.8	$91.9	—

(1)	This is a non-GAAP measure which excludes transformation, restructuring and deal closing costs, asset impairments and bonus expense for both the targets established and the actual results achieved.
2012 Compensation
Target bonus levels are expressed as a percentage of base salary, and are set by the Committee at the July Committee meeting. Consistent with all elements of our compensation program, bonus targets are aligned with market median. Expressed as a percentage of base salary, the target bonuses of our named executive officers remain unchanged from fiscal year 2011. Fiscal year 2012 bonus targets for our named executive officers are as follows:

	FY 2011 Bonus Target	FY 2011 Bonus Target	FY 2012 Bonus Target	FY 2012 Bonus Target
Executive	(% Salary)	($)	(% Salary)	($)
Brian Concannon	75%	$412,500	75%	$412,500
Christopher Lindop	55%	$234,380	55%	$241,412
Jonathan White	45%	$181,380	45%	$184,275
Michael Kelly(1)	45%	$126,563	45%	$177,188
Mikael Gordon	45%	CHF 191,250	45%	CHF 195,075

(1)	Mr. Kelly’s FY 2011 bonus target value is prorated based on his start date of July 12, 2010.

In deciding whether to make annual incentive payments to Mr. Concannon and the other executive officers, the Committee considered the Company’s overall performance and results in relationship to the performance goals set in March 2011. The sections below break down payouts to the named executive officers for each component of the bonus program.
1. Corporate Component
In fiscal 2012 we exceeded our annual corporate revenue target, resulting in funding for this portion of the plan at 113% of target. However, we failed to exceed the threshold for payout under the operating income portion of the plan. Therefore, the weighted average payout percentage for the Corporate Component is 45.2% of target.

Executive	FY 2012 Bonus Target		Corporate Component Weight		Weighted Average Payout Percentage		Corporate Component Payout
Brian Concannon	$412,500	x	80%	x	45.2%	=	$149,160
Christopher Lindop	$241,412	x	80%	x	45.2%	=	$87,295
Jonathan White	$184,275	x	80%	x	45.2%	=	$66,634
Michael Kelly	$177,188	x	80%	x	45.2%	=	$64,071
Mikael Gordon	CHF 195,075	x	80%	x	45.2%	=	CHF 70,539
2. Business Unit Component
Business Unit performance varied by Named Executive, with payout details calculated as follows:

Executive	FY 2012 Bonus Target		Business Unit Component Weight		Weighted Average Payout Percentage		Business Unit Component Payout
Michael Kelly	$177,188	x	20%	x	84.4%	=	$29,909
Mikael Gordon	CHF 195,075	x	20%	x	10.0%	=	CHF 3,902

Note: Messrs. Concannon, Lindop, and White did not have a Business Unit Component to their bonus
3. Individual Component
The individual component of the bonus plan is funded by corporate operating income achievement on the same scale as the corporate component. Since threshold performance was not achieved in fiscal year 2012 for this metric, none of the Named Executives received a payout for this component of the bonus plan.
Based on these three components, total fiscal year 2012 bonus payout amounts are calculated below.

Executive	Corporate Component Payout		Business Unit Component Payout		Individual Component Payout		Total FY 2012 Bonus Payout	Total FY 2012 Bonus Payout (% of Target)
Brian Concannon	$149,160	+	—	+	—	=	$149,160	36%
Christopher Lindop	$87,295	+	—	+	—	=	$87,295	36%
Jonathan White	$66,634	+	—	+	—	=	$66,634	36%
Michael Kelly	$64,071	+	$29,909	+	—	=	$93,980	53%
Mikael Gordon	CHF 70,539	+	CHF 3,902	+	—	=	CHF 74,441	38%
Long-Term Incentive Program
2012 Program Changes
In fiscal year 2012, we did not institute any changes to the long-term incentive program.
Program Mechanics
The Company’s long-term incentive program provides incentives to grow stockholder value, rewards long-term corporate performance, and promotes employee commitment and retention through stock ownership while also managing compensation expense and dilution. At the executive level, where individual performance is most closely aligned with the financial performance of the business, the objectives of this program are:

•	Drive long-term growth of the business in conjunction with our strategic plan

•	Ensure that any value delivered to executives is aligned with an increase in stockholder value

•	Retain high performing individuals
In support of our pay for performance philosophy, special long-term cash or equity awards that vest over time have also been used to recognize and reward the performance of specific individuals and the importance of their role to the long-term strategy of the business. For fiscal year 2012, annual grants to our named executive officers were delivered in the form of stock options and time-vested restricted stock units, each having its own role in the total compensation offered.

•	70% Stock Options—Emphasize stock price appreciation and retention

1.	Value is only earned when the stock price increases above the exercise price, encouraging behavior that will increase stockholder value

2.	Awards vest over four years, providing a long-term retention and performance period

•	30% Time-Vested Restricted Stock Units (RSUs)—Emphasize retention through value preservation and long-term vesting and encourage company ownership

1.	The value of RSUs is not solely dependent upon stock price appreciation, ensuring an incentive to remain with the Company regardless of stock price fluctuation

2.	RSUs facilitate company ownership and alignment with stockholders, since employees do not pay an exercise price, which can encourage same-day sale transactions

3.	Awards vest over four years, providing a long-term retention and performance period

Grant values for our Named Executives were determined using a value-based model that takes into account market competitiveness, specific roles, individual performance and potential and the resulting compensation expense. We target the median of the market in determining the value of long-term incentive grants. Grant values are translated into a number of stock options and restricted stock units based on the stock price and Black Scholes value on the date of grant.
Employee stock option and RSU awards generally vest 25% per year over four years. Stock options must be exercised within seven years of the date of grant, after which they are forfeited. The exercise price of all stock options is the grant date fair market value, which is the average of the high and low trading price of Haemonetics stock on the date of grant.

2012 Compensation
In October 2011, the Committee approved grants of stock options and RSUs under the Company’s 2005 Long-Term Incentive Compensation Plan to each of the Named Executive Officers. These equity grants were made consistent with our equity compensation policies and reflect the Committee’s consideration of individual achievement, the market for executives of similar experience and responsibility, the size of past grants, and expense and dilution considerations. The grant details for each executive are as follows:

Executive	Target Grant Date Value	Stock Options Granted	RSUs Granted
Brian Concannon	$2,500,000	109,786	12,226
Christopher Lindop	$550,000	24,153	2,689
Michael Kelly	$425,000	18,663	2,078
Jonathan White	$400,000	17,565	1,956
Mikael Gordon	$400,000	17,565	1,956

In addition, Dr. White was nominated for and received a special LTI award valued at $500,000 in July, 2011 in recognition of his significant contributions to the R&D team and to the Company as a whole. This award was comprised of 50% stock options and 50% RSUs, and vests over 4 years in 25% increments per year.
Executive Benefits and Perquisites
Executives are provided a competitive benefits program that consists of health and life insurance, disability coverage, and retirement benefits on the same basis as non-executive employees. Currently, there are no benefit programs or special perquisites set up for the exclusive use of executives.
As a necessity, we recruit on a global level for some of our senior management positions in order to attract the best and brightest employees. As a result, we may from time to time provide relocation benefits and reimbursement for a portion of the loss on a home sale. Without such benefits it may prove exceedingly difficult, if not impossible, to get exceptional talent to relocate.
Retirement Benefits
United States-based executives are eligible to participate in the Company’s tax-qualified 401(k) plan for United States-based employees. Their salary and annual incentive awards are treated as eligible pay under the Company 401(k) plan. The Company does not currently maintain any defined benefit pension or non-qualified plans for United States-based executives. Outside the United States, retirement plans are determined based on local practices in the country of operation.
Additional Significant Executive Compensation Policies
Haemonetics Share Ownership Program
To strengthen the alignment between the long-term interests of executives and stockholders, the Company maintains a share ownership program. This program covers the CEO, the Executive Council, the Operating Committee, and the Board of Directors. Participants must achieve an ownership level in Haemonetics stock equal to or greater than a meaningful guideline value determined by their role at the Company which must be achieved within five years of becoming a participant in the program.
In October 2011 the Compensation Committee approved two modifications to the program. First, the Committee replaced the Executive Chairman Tier with the Chairman of the Board Tier, which is now occupied by Mr. Meelia. The ownership target for the Chairman of the Board was approved as being equal to twice the ownership value of other Non-Employee Directors. Second, the Committee removed the Tier below the Operating Committee which previously applied to other Vice Presidents. After a competitive review of share ownership guidelines at other similar companies and in recognition of the significant growth in our Vice President population over the last few years, the Committee felt it appropriate to limit the program to our most senior executives. All of our named executive officers are members of the Executive Council and subject to these requirements..
The table below outlines guideline ownership values by organizational role:

Organizational Role	Multiple of Base Salary		Multiple of Annual Retainer
Chairman of the Board	—		2.0x a Non-Employee Director
Non-Employee Directors	—		5.0	x
CEO	4.0	x	—
Executive Council	3.0	x	—
Operating Committee	2.0	x	—

Shares that satisfy the ownership requirement are as follows:

•	Shares purchased on the open market

•	Shares acquired through the Company’s Employee Stock Purchase Plan

•	Shares owned through the exercise and hold of stock options

•	Shares owned through the vesting and hold of restricted stock units

•	Vested “in the money” stock options
As of the Compensation Committee’s annual compliance assessment in July 2011, all named executive officers and Directors were compliant with the program.
Equity Grant Practices
All equity grants are determined and delivered in accordance with a formal policy. The policy describes the award determination, the process utilized to gain approval for awards and award timing. Annual grant dates and all other grants are aligned with the date on which the Committee approves the grants and grant timing is in accordance with the policy as described below.
Determination of Option Grant Prices
The base price of options is always the fair market value on the date of grant, in accordance with our long-term incentive policy. Under the 2005 Long-Term Incentive Compensation Plan fair market value is the average of the high and low trading prices on the date of grant. The differences between the closing price and this computation are disclosed in the Grants of Plan-Based Awards table.
Timing of Regular Equity Grants
Annual equity grants are reviewed, approved, and granted by the Compensation Committee at the October meeting. New-hire grants are approved throughout the fiscal year at the regularly scheduled quarterly Compensation Committee meeting following the employee's date of hire. While not common, special grants may be awarded at a regularly scheduled Committee meeting to recognize and reward individual performance. Long-term incentive grants are never timed to correlate with specific business events. The Committee does not delegate approval of new grants to management.
Severance Benefits
Change-in-Control Agreements
The Company is party to a very limited number of change in control agreements to retain executive leadership in the event of a change in control of the Company and to provide executives with financial protection in case of loss of employment. In recognition of evolving market trends and governance best practices, the Company initiated a reduction in both the number of executives covered by change-in-control agreements and the benefits offered by these agreements in fiscal year 2010. These changes included the following:

•	Agreements will only be offered to members of the Executive Council in the future

•	The agreements of executives who currently have change in control agreements and are not members of the Executive Council will be “sunset” over a period of three years

•	All existing agreements were updated to eliminate excise tax gross-up provisions and were replaced with “best net benefit” coverage

•	Effective November 9, 2009, all equity awards will include “double-trigger” rather than “single-trigger” acceleration provisions in the case of a change in control, as described below
These agreements do not provide cash payments immediately upon a change in control, but instead require a “double trigger;” a change in control followed by (i) elimination of the executive’s full time position, and (ii) a failure to offer to employ the executive in a comparable or better position in the then current location on a full-time basis at comparable or better rate of pay. See “Potential Payments upon Termination or Change-in-Control” for additional information.
Employment Agreements
In general, we do not provide employment agreements to members of senior management in the U.S. other than the agreements covering change in control. We may occasionally make exceptions to this practice in the case of acquisitions or to be consistent with prevailing local labor practices outside the U.S. In fiscal year 2012, Mr. Gordon was the only Named Executive Officer to be a party to an employment agreement. Mr. Concannon does not have an employment agreement.
Mr. Gordon has an employment agreement consistent with prevailing labor practices in Switzerland. In the case of involuntary termination, Mr. Gordon’s employment agreement provides for a 4-month notice period. Mr. Gordon is entitled to payment of his base salary during this period whether or not he is asked to work until the end of his notice period.
See “Potential Payments upon Termination or Change-in-Control” for additional information.

Impact of Tax and Accounting on Compensation
Deductibility of Compensation
Internal Revenue Code Section 162(m) limits the amount the Company can deduct for non-performance based compensation to $1,000,000 for those named executive officers listed in the Summary Compensation Table. In fiscal year 2012, all compensation paid to such officers was fully deductible. Although the Company has not adopted a formal policy, it is the Compensation Committee’s intent to compensate the executive team with payments that are deductible under the Internal Revenue Code.
Stock-Based Compensation Expense
The Company began recognizing stock-based compensation expense under Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 beginning in April, 2006. In determining the appropriate fiscal year 2012 long-term incentive grant levels, the Company sought to balance its long-term incentive goals with the need to reduce stockholder dilution and manage stock compensation expense. To strike this balance the Committee analyzes stock compensation expense as a percentage of revenue and its impact on earnings, and basic and diluted earnings per share.
Recapture Provision
To further align the executive compensation program with the interests of stockholders and our culture of ethical behavior, the Committee approved the addition of a recapture provision to the annual incentive plan. Under this provision, if the Company is required to make an accounting restatement due to a material non-compliance with any financial reporting requirement under the securities laws as a result of misconduct, executives would be required to return any bonus payment to the extent permitted by governing law, to the degree that such payment was based on the achievement of financial results which were adjusted in the restatement.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee of the Board of Directors of Haemonetics Corporation has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 for filing with the Securities and Exchange Commission.
THE COMPENSATION COMMITTEE
Pedro P. Granadillo, Chairman
Paul Black
Susan Bartlett Foote
Ronald L. Merriman

EXECUTIVE COMPENSATION
The following table summarizes the compensation of the named executive officers for the fiscal years ended April 3, 2010, April 2, 2011, and March 31, 2012. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

Brian Concannon President & Chief Executive Officer	2012	$550,000	—	$749,943	$1,756,258	$149,160	$6,600	$3,211,960
	2011	$550,000	—	$752,272	$1,763,267	—	$6,600	$3,072,139
	2010	$546,197	$200,000	$369,763	$1,712,051	$350,708	$6,300	$3,185,019
Christopher Lindop, Chief Financial Officer & Vice President, Business Development	2012	$430,293	—	$164,943	$386,378	$87,295	$6,600	$1,075,509
	2011	$426,146	—	$159,468	$373,805	—	$6,600	$966,019
	2010	$420,251	—	$71,755	$328,746	$160,279	$6,300	$987,331
Jonathan White Vice President, Research & Development	2012	$403,950	$25,000	$369,940	$534,796	$66,634	$6,600	$1,406,920

Michael Kelly President, North America	2012	$388,416	—	$127,465	$298,554	$93,981	$278,414	$1,186,829
	2011	$259,615	$100,000	$118,493	$465,398	—	$43,428	$986,934

Mikael Gordon Vice President, Global Markets (4)	2012	$490,374	—	$119,981	$280,989	$84,654	$67,140	$1,043,138
	2011	$417,797	—	$120,359	$282,123	$16,293	$46,558	$883,130
	2010	$385,443	—	$63,783	$292,211	$117,535	$61,318	$920,290

(1)	For fiscal year 2012, reflects bonus paid to Dr. White in lieu of his decision not to relocate to the Greater Boston area.

(2)
Represents the aggregate grant date fair value for stock awards and stock options granted in the respective fiscal years calculated in accordance with the FASB Accounting Standard Codification Topic Compensation — Stock Compensation.

(3)
For fiscal year 2012, includes a matching company contribution for participation in the Company’s 401(k) plan of $6,600 for Messrs. Concannon, Lindop, White, and Kelly. For Mr. Kelly, includes $185,513 in relocation-related costs and a tax gross-up of $86,301 on that amount. For Mr. Gordon, includes pension contributions of $36,390, a car allowance of $27,293, a health insurance allowance of $3,002, and gym membership fees of $455, all of which are consistent with Swiss local labor practices.

(4)
For Mr. Gordon, fiscal year 2012 compensation, other than equity, was converted from CHF to USD using an average exchange rate for the fiscal year of 1CHF: 1.1372 USD. Mikael Gordon has informed the Company that he will resign effective June 15, 2012 to accept a senior leadership position at another company.

Grants of Plan-Based Awards Table for Fiscal Year Ended March 31, 2012

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Option (#) (2)	Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Closing Market Price (3)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($)	Maximum ($)
Brian Concannon	10/25/2011				12,226	109,786	$61.44	$61.34	$2,506,200
		$103,125	$412,500	$825,000
Christopher Lindop	10/25/2011				2,689	24,153	$61.44	$61.34	$551,321
		$60,353	$241,412	$482,824
Jonathan White	10/25/2011				1,956	17,565	$61.44	$61.34	$400,970
	7/20/2011				3,684	13,974	$68.29	$67.85	$503,766
		$46,069	$184,275	$368,550
Michael Kelly	10/25/2011				2,078	18,663	$61.44	$61.34	$426,018
		$44,297	$177,188	$354,376
Mikael Gordon (5)	10/25/2011				1,956	17,565	$61.44	$61.34	$400,970
		$53,480	$213,921	$427,843

(1)
These columns show the potential value of the payout for each named executive under the 2012 Bonus Plan if the threshold, target or maximum goals are satisfied for all performance measures. The potential payouts are performance-driven and therefore completely at risk. For all executives, 80% of their stated potential cash bonus was dependent upon the achievement of the stated corporate financial performance targets for revenue and operating income for the fiscal year, and 20% was dependent upon either the achievement of their individual performance objectives or regional/divisional financial objectives. For more details please refer to the “Compensation Discussion and Analysis” section of this proxy.

(2)	Grants vest in annual increments of 25% beginning on the first anniversary of the date of grant.

(3)
The exercise price of all the options granted equals the average of high and low of Haemonetics Common Stock on the grant date, so the exercise price of the stock option maybe higher or lower than the closing price of Haemonetics Common Stock on the grant date.

(4)
Represents the aggregate grant date fair value for stock options and stock awards/units as calculated in accordance with ASC Topic 718, Compensation—Stock Compensation. See Note 11, Capital Stock, to the Company’s consolidated financial statements set forth in the Form 10-K for the year ended March 31, 2012.

(5)	For Mr. Gordon, non-equity incentive plan compensation was converted from CHF to USD using an average exchange rate for the fiscal year of 1CHF: 1.1372 USD.

Outstanding Equity Awards for Fiscal Year Ended March 31, 2012

	Stock Options (1)				Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Brian Concannon	82,000	—	$22.64	9/15/2013	446	$31,077
	15,000	—	$26.11	5/5/2014	1,026	$71,492
	4,000	—	$41.15	7/27/2012	2,489	$173,434
	16,644	—	$52.76	5/5/2013	10,228	$712,687
	22,890	—	$51.07	10/24/2014	12,226	$851,908
	21,441	7,147	$54.55	10/22/2015
	16,422	16,423	$55.37	4/2/2016
	39,837	39,838	$52.94	10/27/2016
	29,593	88,782	$54.99	10/27/2017
	—	109,786	$61.34	10/25/2018
	247,827	261,976			26,415	$1,840,598
Christopher Lindop	40,545	—	$48.09	1/25/2014	335	$23,343
	21,238	—	$51.07	10/24/2014	1,685(2)	$117,411
	16,080	5,361	$54.55	10/22/2015	688	$47,940
	22,059	26,961 (2)	$52.63	10/23/2015	2,168	$151,066
	11,018	11,018	$52.94	10/27/2016	2,689	$187,370
	6,273	18,822	$54.99	10/27/2017
	—	24,153	$61.34	10/25/2018
	117,213	59,354			7,565	$527,130
Jonathan White	13,230	4,411	$60.05	1/28/2016	275	$19,162
	6,120	6,122	$52.94	10/27/2016	382	$26,618
	3,847	11,541	$54.99	10/27/2017	1,329	$92,605
	—	13,974	$67.85	7/20/2018	3,684	$256,701
	—	17,565	$61.34	10/25/2018	1,956	$136,294
	23,197	53,613			7,626	$531,380
Michael Kelly	7,817	23,453	$54.97	7/28/2017	1,637	$114,066
	—	18,663	$61.34	10/25/2018	2,078	$144,795
	7,817	42,116			3,715	$258,861
Mikael Gordon	18,980	—	$55.14	1/22/2015	238	$16,584
	11,435	3,812	$54.55	10/22/2015	612	$42,644
	9,793	9,794	$52.94	10/27/2016	1,636	$113,996
	4,735	14,205	$54.99	10/27/2017	1,956	$136,294
	—	17,565	$61.34	10/25/2018
	44,943	45,376			4,442	$309,518

(1)	All stock options and RSUs vest in four equal annual installments beginning on the first anniversary of grant unless otherwise noted.

(2)	These stock options and RSUs vest in five annual installments beginning on the first anniversary of grant.

Option Exercises and Stock Vested for Fiscal Year Ended March 31, 2012

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian Concannon	33,000	$1,018,142	7,958	$516,385
Christopher Lindop	—	$—	2,345	$144,547
Jonathan White	—	$—	911	$58,120
Michael Kelly	—	$—	—	$—
Mikael Gordon	—	$—	1,386	$87,222

Potential Payments upon Termination or Change in Control
Termination Benefits Summary
Mr. Gordon is the only named executive covered by an employment agreement, consistent with prevailing labor practices in Switzerland. In the case of involuntary termination, Mr. Gordon’s employment agreement provides for a 4-month notice period in the case of any termination. Mr. Gordon is entitled to payment of his base salary during this period whether or not he is asked to work until the end of his notice period.

Change-in-Control Benefits Summary
Our change in control agreements provide that covered executives, including all named executive officers, shall be entitled to the following:

•
If the executive’s employment is either terminated or if he or she suffers a material diminution of compensation or responsibilities after a change in control, the covered employee will be entitled to 2.0 times their then base salary and target bonus (2.99 times base salary and target bonus in the case of the CEO).

•	The vesting of equity awards granted prior to July 27, 2009 will be accelerated upon a change in control pursuant to the original terms of the awards.

•
The vesting of equity awards granted on or after July 27, 2009 will accelerate only if the conditions for severance payment are met or if the successor corporation refuses to assume or continue the equity awards or to substitute similar equity awards for those outstanding immediately prior to the change in control.

•
If the executive is eligible for severance, then the executive will also be entitled to receive a payment equal to the cost of providing for their medical, dental, life and disability insurance coverage for a period of 2.0 years (2.99 years in the case of the CEO), and outplacement services.

•
Should any excise taxes be due by the employee under the IRS Section 280(g) limitations, the agreements provide for either reducing the benefits to the Section 280(g) cap or paying the benefits in full, whichever provides the better after-tax position for the employee.

For purposes of the agreements, a change in control is defined as a person or group acquiring 35% or more of the Company’s stock, a sale of substantially all the assets of the Company to an unrelated person, and certain mergers, reorganizations, consolidations and share exchanges.

Cash Severance	2.0x annual base; 2.99x annual base for CEO
2.0x annual target bonus; 2.99x for CEO
Benefit Continuation	Health, Life, Disability, 401(k) benefit continuation for 2 years; 2.99 years for CEO
Excise Tax Treatment	Greatest net after tax benefit of either a) reduction of benefits to the excise tax threshold or b) full payment of benefits.
Equity Vesting Treatment	Single-trigger acceleration for awards granted prior to July 27, 2009
Double-trigger acceleration for awards granted on or after to July 27, 2009

The following table describes the potential payments and benefits under the Company’s arrangements to which the named executive officers would be entitled upon termination of employment. The table was prepared on the assumption that the termination or change in control event took place on the last business day of the most recently completed fiscal year.

Name	Cash Severance Payment	Continuation of Benefits	In-the-Money Value of Vested Equity (1)	In-the-Money Value of Unvested Equity (1)	Excise Tax Gross-Up	Total Termination Benefits
Brian Concannon
Voluntary Retirement	$—	$—	$6,994,028	$—	$—	$6,994,028
Involuntary Termination	$—	$—	$6,994,028	$—	$—	$6,994,028
Involuntary Termination after Change in Control (2)	$2,877,875	$57,258	$6,994,028	$5,070,455	$—	$14,999,616
Christopher Lindop
Voluntary Retirement	$—	$—	$2,166,594	$—	$—	$2,166,594
Involuntary Termination	$—	$—	$2,166,594	$—	$—	$2,166,594
Involuntary Termination after Change in Control (2)	$1,343,410	$38,299	$2,166,594	$1,730,299	$—	$5,278,602
Jonathan White
Voluntary Retirement	$—	$—	$286,366	$—	$—	$286,366
Involuntary Termination	$—	$—	$286,366	$—	$—	$286,366
Involuntary Termination after Change in Control (2)	$1,176,450	$38,299	$286,366	$1,017,942	$—	$2,519,057
Michael Kelly
Voluntary Retirement	$—	$—	$114,988	$—	$—	$114,988
Involuntary Termination	$—	$—	$114,988	$—	$—	$114,988
Involuntary Termination after Change in Control (2)	$1,131,208	$38,299	$114,988	$759,504	$—	$2,044,000
Mikael Gordon
Voluntary Retirement	$—	$—	$682,473	$—	$—	$682,473
Involuntary Termination	$—	$—	$682,473	$—	$—	$682,473
Involuntary Termination after Change in Control (2)	$1,408,591	$27,293	$682,473	$886,309	$—	$3,004,665

(1)	Reflects equity values as of the last business day in the fiscal year, March 30, 2012, at a stock price of $69.68 for all named executive officers.

(2)
Calculated in accordance with the terms described above under “Change in Control Benefits Summary.” The vesting of equity awards granted prior to July 27, 2009 will be accelerated upon a change in control pursuant to the original terms of the awards.

(3)	For Mr. Gordon, non-equity incentive plan compensation was converted from CHF to USD using an average exchange rate for the fiscal year of 1CHF: 1.1372 USD.

EQUITY COMPENSATION PLANS
As of May 18, 2012, there were 2,231,759 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $53.07 per share. In addition, there were a total of 161,963 shares subject to outstanding restricted stock unit awards that remain subject to forfeiture. As of May 18, 2012, there were 3,558,121 shares available for future issuance under those plans (includes 377,013 shares available for purchase under the 2007 Employee Stock Purchase Plan in future periods).
The following table sets forth information as of May 18, 2012 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity Compensation Plans approved by security holders	2,393,722 (1)	$53.07	3,558,121 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,393,722	$53.07	3,558,121

_________________________________________________________________________

(1)	Comprised of 2,231,759 options to purchase shares of the Company’s common stock and 161,963 shares issuable in connection with RSUs.

(2)
Represents 3,181,108 shares available for future issuance under the 2005 Long-Term Incentive Compensation Plan and 377,013 shares available for purchase under the 2007 Employee Stock Purchase Plan. Issuance of restricted shares and RSUs are permitted under the 2005 Long-Term Incentive Compensation Plan. Issuance of restricted shares and RSUs reduces the number shares available for issuance at a ratio of 3.26 shares to 1 restricted share or RSU issued.

For a description of the Company’s equity compensation plans, please see Footnote 11 to the Consolidated Financial Statements included with the Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 22, 2012.

DIRECTORS’ COMPENSATION
The Nominating and Governance Committee is responsible for reviewing and recommending to the full Board any changes to Director Compensation. The Nominating and Governance Committee requests the analysis of competitive compensation for Directors be conducted by the Compensation Committee and its Compensation Consultant. This competitive analysis is performed regularly to determine the appropriate level of compensation for these positions. The most recent competitive analysis was performed in January 2012.
Based on this analysis, the Board approved of the following changes to the Director compensation program effective January 1, 2012:
•Increase the Board equity grant from $130,000 to $150,000
•Increase the Compensation Committee Chair retainer from $9,000 to $12,000
•Increase Compensation Committee meeting fees from $1,000 to $1,250
For fiscal year 2012, Board of Directors’ compensation included an annual retainer of $40,000 and fees for attendance at Board meetings of $1,500 (and $750 for participation in ad-hoc meetings by phone). The Board Chairman receives an annual retainer of $250,000 in place of the standard Board retainer and meeting fees. Each non-employee director is eligible to receive an annual equity grant with a value of $150,000, split evenly between stock options and RSUs granted under the 2005 Long-Term Incentive Compensation Plan. Upon election to the Board, a director is eligible to receive an annual equity grant with a value of $200,000, split evenly between stock options and RSUs. Both stock options and RSUs vest on the first anniversary of grant.
The Committee Chairs were paid an additional retainer as follows: Audit Committee Chair $16,000; Compensation Committee Chair $12,000; Nominating and Governance Chair $6,000; and Ad Hoc Investment Advisory Group $4,000. For attendance at Committee meetings, members of the Audit Committee are paid $1,500, members of the Compensation Committee are paid $1,250, and members of the Nominating and Governance Committee are paid $1,000. Members of each of the committees are paid $750 for participation in ad-hoc meetings by telephone.

Compensation for the Board of Directors in fiscal year 2012 is detailed in the following table:

Director Compensation Table for Fiscal Year Ended March 31, 2012

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Richard Meelia	$208,333	$215,334	$216,703	—	$640,370
Lawrence Best	$59,000	$64,957	$65,791	—	$189,748
Paul Black	$41,750	$64,957	$65,791	—	$172,498
Susan Foote	$56,250	$64,957	$65,791	—	$186,998
Ronald Gelbman	$81,500	$64,957	$65,791	—	$212,248
Pedro Granadillo	$68,250	$64,957	$65,791	—	$198,998
Mark Kroll	$51,250	$64,957	$65,791	—	$181,998
Ronald Merriman	$76,750	$64,957	$65,791	—	$207,498

Director Outstanding Equity Award Table for Fiscal Year Ended March 31, 2012

Option Awards (1)					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Lawrence C. Best	—	3,559	$68.8100	7/21/2018	944	$64,957
	4,290	—	$54.4800	7/19/2017	—	—
	5,879	—	$59.4400	7/30/2016	—	—
	5,664	—	$58.4600	7/31/2015	—	—
	4,592	—	$49.9200	8/1/2014	—	—
	6,000	—	$52.7600	5/5/2013	—	—
	26,425	3,559			944	$64,957
Paul Black	—	3,559	$68.8100	7/21/2018	944	$64,957
	6,002	—	$59.1300	1/27/2018	—	—
	6,002	3,559			944	$64,957
Susan Foote	—	3,559	$68.8100	7/21/2018	944	$64,957
	4,290	—	$54.4800	7/29/2017	—	—
	5,879	—	$59.4400	7/30/2016	—	—
	5,664	—	$58.4600	7/31/2015	—	—
	4,592	—	$49.9200	8/1/2014	—	—
	6,000	—	$52.7600	5/5/2013	—	—
	—	—	$44.7400	9/2/2012	—	—
	26,425	3,559			944	$64,957
Ronald G. Gelbman	—	3,559	$68.8100	7/21/2018	944	$64,957
	4,290	—	$54.4800	7/29/2017	—	—
	5,879	—	$59.4400	7/30/2016	—	—
	5,664	—	$58.4600	7/31/2015	—	—
	4,592	—	$49.9200	8/1/2014	—	—
	6,000	—	$52.7600	5/5/2013	—	—
	6,000	—	$44.7400	9/2/2012	—	—
	6,000	—	$26.1050	5/5/2014	—	—

	6,000	—	$22.5550	4/15/2013	—	—
	6,000	—	$31.6600	4/29/2012	—	—
	50,425	3,559			944	$64,957
Pedro P. Granadillo	—	3,559	$68.8100	7/21/2018	944	$64,957
	4,290	—	$54.4800	7/29/2017	—	—
	5,879	—	$59.4400	7/30/2016	—	—
	5,664	—	$58.4600	7/31/2015	—	—
	4,592	—	$49.9200	8/1/2014	—	—
	6,000	—	$52.7600	5/5/2013	—	—
	6,000	—	$44.7400	9/2/2012	—	—
	20,000	—	$29.8950	8/18/2014	—	—
	52,425	3,559			944	$64,957
Mark W. Kroll	—	3,559	$68.8100	7/21/2018	944	$64,957
	4,290	—	$54.4800	7/29/2017	—	—
	5,879	—	$59.4400	7/30/2016	—	—
	5,664	—	$58.4600	7/31/2015	—	—
	4,592	—	$49.9200	8/1/2014	—	—
	6,000	—	$52.7600	5/5/2013	—	—
	20,000	—	$48.7650	1/3/2013	—	—
	46,425	3,559			944	$64,957
Richard J. Meelia	—	3,559	$68.8100	7/21/2018	944	$64,957
	—	8,484	$65.9200	6/3/2018	2,275	$156,543
	—	12,043			3,219	$221,499
Ronald L. Merriman	—	3,559	$68.8100	7/21/2018	944	$64,957
	4,290	—	$54.4800	7/29/2017	—	—
	5,879	—	$59.4400	7/30/2016	—	—
	5,664	—	$58.4600	7/31/2015	—	—
	—	—	$49.9200	8/1/2014	—	—
	—	—	$52.7600	5/5/2013	—	—
	15,833	3,559			944	$64,957
(1) All uninvested stock options and RSU's vest on the first anniversary of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the fiscal year ended March 31, 2012, the members of the Compensation Committee were Pedro Granadillo, Paul Black, Susan Bartlett Foote, and Ronald Merriman. During fiscal year 2012, no member of the Compensation Committee was an executive officer or employee, or former executive officer or employee, of the Company or any of its subsidiaries. None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

ITEM 3—	ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. At our 2011 Annual Meeting more than a majority of shares voted, on a non-binding advisory basis and consistent with the Board's recommendation, in favor of an annual frequency for advisory votes on executive compensation.
As described in detail in the section titled “Compensation Discussion and Analysis,” our executive compensation programs aim to provide pay opportunities that are competitive with market norms and that are aligned with the business strategy and corporate objectives. Our compensation philosophy emphasizes a pay for performance culture focused on the long-term interests of our stockholders and our executives. We believe that this alignment between executive compensation and stockholder interests has driven corporate performance over time. At the same time, the Committee has undertaken various initiatives over the past several years to institute governance best practices, including the Executive Share Ownership Program, the annual bonus clawback policy, reducing change in control benefits and participation, not offering executive benefits or perquisites, and instituting an annual compensation risk assessment.
Therefore, we are asking you to vote, in an advisory manner, to approve the compensation of the Company's Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative sections of this Proxy Statement.
Before you vote, we urge you to read the Compensation Discussion and Analysis and Executive Compensation sections of this Proxy Statement (pages 16-34) for additional details on the Company’s executive compensation, including its governance, framework, components, and the compensation decisions for the named executive officers for fiscal year 2012.
As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board of Directors values the opinions of our stockholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and the Company’s executive compensation principles, policies and procedures.
Therefore, the Board of Directors recommends that stockholders vote, in an advisory manner, FOR approval of the executive compensation philosophy, policies, programs and procedures described in the CD&A section of the 2012 Proxy Statement, and the compensation of the Company’s named executive officers, as disclosed in the 2012 Proxy Statement.

ITEM 4—	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors, through its Audit Committee, has appointed Ernst & Young LLP (“E&Y”) as independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending March 30, 2013.
Representatives of E&Y are expected to be present at the annual meeting, and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Accordingly, the Board believes ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for the current year is in the best interests of the Company and its stockholders and recommends a vote FOR this Item 4.

Audit Committee Report(1)
Audit Committee Financial Expert
The Board has determined that all Audit Committee members are "financially literate" under the current listing standards of the New York Stock Exchange. The Board also determined that Mr. Ronald Merriman and Mr. Lawrence Best each qualify as an “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Audit Committee Report
The Audit Committee is comprised of three or more directors, who meet the applicable independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission, as determined by the Board, and operates under a written charter adopted by the Board.
The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of their activities to the Board regularly. While the Committee has the responsibilities and powers set forth in its Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of the Company’s consolidated financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and for reviewing the Company’s unaudited interim consolidated financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, internal auditors and management of the Company. The Audit Committee is also directly responsible for the appointment (subject to stockholder ratification), termination, and the compensation of the independent registered public accounting firm.
In this context, the Audit Committee met six (6) times during the fiscal year ended March 31, 2012 to review and discuss the Company’s audited consolidated financial statements with management and with the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company’s audited consolidated financial statements included the independent registered public accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements. The Audit Committee also discussed with E&Y the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. E&Y provided the Audit Committee with written disclosures and the letter required the applicable requirements of the Public Company Accounting Oversight Board, “Independence Discussions with Audit Committees,” as currently in effect, and the Audit Committee discussed with E&Y its independence from our company. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. All audit and non-audit services performed by the independent registered public accounting firm during this year ended March 31, 2012 were pre-approved in accordance with this policy.

_______________________________________

(1) The material in this report is not “soliciting material,” is not deemed filed with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

When considering E&Y's independence, the Audit Committee considered whether its provision of services to our company beyond those rendered in connection with its audit of our consolidated financial statements and review of our condensed consolidated financial statements included in our Quarterly Report on Form 10-Q was compatible with Ernst & Young maintaining their independence.
Fees paid to the Company’s independent registered public accounting firm for fiscal year 2012 and 2011 were comprised of the following:

	FY 2012	FY 2011
Audit Fees	$1,400,119	$1,282,541
Audit—Related Fees	652,000	20,000
Tax Fees	495,244	387,852
All Other Fees	2,790	3,000
Total	$2,550,153	$1,693,393

Audit fees consists of aggregate fees billed for professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits, regulatory filings and consents and other services related to SEC filings and accounting consultations that relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles. Audit related fees consist of fees related to the audit of our Haemonetics Corporation Savings Plus Plan and due diligence services related to recent acquisition transactions. Tax fees include all fees paid for tax compliance, reporting, and planning including recent acquisition transactions. All other fees consist of aggregate fees billed for the license of technical accounting software.
Based on the Committee’s discussion with management and the independent registered public accounting firm, and the Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2012 filed with the Securities and Exchange Commission.
AUDIT COMMITTEE
Ronald L. Merriman, Chairman

Lawrence C. Best

Paul M. Black

Ronald G. Gelbman

Additional Information
2013 Stockholder Proposals or Nominations
Any proposal or Director nomination submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2013 Annual Meeting of Stockholders must be received at the Company’s principal executive offices in Braintree, Massachusetts on or before February 16, 2013. Any notice of a proposal submitted outside the processes of Rule 14a-8 which a stockholder intends to bring before the Company’s 2013 Annual Meeting of Stockholders will be untimely under the By-Laws of the Company unless notice thereof is given by the stockholder to the Secretary of the Company not later than April 28, 2013, nor earlier than March 29, 2013.
In accordance with the provisions of Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, if the Company does not receive notice of a stockholder proposal to be raised at its 2012 Annual Meeting on or before April 30, 2012, then the proxies shall be allowed to use their discretionary voting authority when the proposal is raised at the 2012 Annual Meeting.
Other Matters
Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.
Voting Proxies
The Board of Directors recommends an affirmative vote on all Items. Proxies will be voted as specified. If authorized proxies are submitted without specifying an affirmative or negative vote on any proposal, the shares represented by such proxies will be voted in favor of the Board of Directors’ recommendations.
By Order of the Board of Directors

Sandra Jesse
Secretary
Braintree, Massachusetts
June 15, 2012